Exhibit 23.3
CONSENT OF INDEPENDENT BUSINESS VALUATION EXPERT
April 30, 2012
Eloqua, Inc.
1921 Gallows Road, Suite 250
Vienna, VA 22182
Ladies and Gentlemen:
In relation to a Registration Statement on Form S-1 being filed on or around the week of April 30, 2012, we hereby consent to the inclusion of and reference to (including under the heading “Experts”) the name Timan, LLC, and our reports, or information contained therein, prepared for Eloqua, Inc., including those dated February 6, 2009, April 24, 2009, August 19, 2009, October 24, 2009, January 21, 2010, June 3, 2010, August 26, 2010, October 29, 2010, March 4, 2011, June 10, 2011, June 30, 2011, July 26, 2011, August 22, 2011, October 31, 2011, January 18, 2012, March 28, 2012 and April 25, 2012.
Sincerely,
Timan, LLC
By: /s/ Victor Gilberti
Title: Vice President